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                                                                     EXHIBIT 5.1

AFC Enterprises, Inc.
Six Concourse Parkway, Suite 1700
Atlanta, Georgia 30328

Ladies and Gentlemen:

          We have acted as special Minnesota counsel to AFC Enterprises, Inc., a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") relating to the issuance and sale by the Company from time to time of up to 6,999,205 shares of the Company's common stock, $.01 par value per share (the "Shares"), issuable under the Company's 1992 Stock Option Plan, 1996 Nonqualified Performance Stock Option Plan - Executive, 1996 Nonqualified Performance Stock Option Plan - General, 1996 Nonqualified Stock Option Plan and Substitute Nonqualified Stock Option Plan (collectively, the "Plans").

          We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

          Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

          Our opinions expressed above are limited to the laws of the State of Minnesota.

          We hereby consent to your filing of this opinion as an exhibit to the Registration Statement.


Dated: March 2, 2001


                                       Very truly yours,

                                       /s/ Dorsey & Whitney LLP